UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

MOODY NATIONAL REIT II, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

Below is a letter that Moody National REIT II, Inc. will send to stockholders, together with the definitive proxy statement, to notify them of the 2025 annual meeting and to encourage them to vote on proposals outlined in the letter and the proxy materials.

July 11, 2025

Dear Stockholder,

Enclosed please find the Moody National REIT II, Inc. 2025 Definitive Proxy Statement package and 2024 Annual Report, which was filed earlier this year.  Regarding the proxy, your vote is very important.  Regardless of the number of shares you own, it is important that your shares be represented at the 2025 Annual Meeting of Stockholders.

The 2025 Annual Meeting of Stockholders of Moody National REIT II, Inc., will be held on September 30, 2025 at 9:30 A.M., Central Time, at 9655 Katy Freeway, Suite 3140, Houston, Texas 77024, for the following purposes:

1. To approve a plan of complete liquidation and dissolution of the Company, as more fully described in the accompanying proxy statement (the “Plan of Liquidation”). The principal purpose of the Plan of Liquidation is to provide liquidity to, you, our stockholders, by selling our properties, paying our debts and distributing any net proceeds from liquidation to our stockholders.

2. To elect to our Board the five director nominees named in the attached proxy statement to serve until our 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

3. To ratify the appointment of Frazier & Deeter, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

4. To vote on a proposal that would permit us to proceed with the voting on and approval of only the proposals that have received sufficient votes to be approved at the Annual Meeting, and subsequently, to adjourn the Annual Meeting, to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the Annual Meeting.

5. To transact such other business properly coming before the Annual Meeting or any adjournment or postponement thereof. Our Board does not know of any matters that may be voted upon at the Annual Meeting other than the matters set forth above.

Your immediate response will help avoid potential delays and may save significant additional expenses associated with soliciting stockholder votes. I encourage you to submit your proxy as soon as possible. You may do so by utilizing any of the three available methods: Online, Phone, or Mail. If you prefer mail, complete, sign and date the accompanying proxy card and return it in the accompanying self-addressed postage-paid return envelope. You may also electronically submit your proxy by internet at www.proxyvote.com or by telephone by calling 800-690-6903 and following the instructions provided.

We would like to remind you that we have provided the stockholders video updates following the public filings of the Company’s quarterly financial statements. If you have missed any of these video updates, please visit www.MoodyNationalREIT.com.  If you are unable to access the internet, you can call (855) 591-0630 (toll free) for the audio recording of the most recent video update.

Thank you for your continued trust and support. Should you have any further questions, please contact Investor Services at (888) 457-2358.

Sincerely,

Brett C. Moody

Chief Executive Officer

Moody National REIT II, Inc.